Exhibit 99.1

January 27, 2015

VIA OVERNIGHT MAIL, FACSIMILE AND EMAIL

RadioShack Corporation
300 RadioShack Circle
Fort Worth, TX 76102-1964
Attn: Carlin Adrianopoli, Interim CPO
cc: Mr. Joseph C. Magnacca, CEO
Robert Donohoo, General Counsel
Facsimile: 817-415-3703

Re:	Notice of Breach and Demand Letter Regarding Residual Account Deposit Account

Gentlemen:

Reference is made to (i)  the Credit Agreement dated as of December 10, 2013 (as amended, restated, modified or supplemented from time to time, the "Credit Agreement"), by and among RadioShack Corporation and the other Persons party thereto that are designated as a "Credit Party" (collectively, the "Borrower"), Salus Capital Partners, LLC, as Agent (in such capacity, the "Agent'') for the several financial institutions from time to time party thereto . (collectively, the "Lenders" and each individually, a "Lender") and for itself as a Lender, and such Lenders and (ii) that certain Notice of Default and Acceleration and Reservation of Rights, dated as of December 1, 2014, from the Agent to the Borrower (the "Notice of Default"). Capitalized  terms used but not defined herein shall have the respective  meanings assigned thereto in the Credit Agreement and the Notice of Default, as applicable.

Please take NOTICE that, in addition to the continuing Existing Events of Default, which are described in the Notice of Default, an additional Event of Default under the Credit Agreement has occurred and is continuing (such additional Event of Default referred to collectively herein with the Existing Events of Default as the Existing Events of Default"). Specifically, the Borrower has failed to deposit all proceeds that it has received from the Residual Accounts into the Residual Account Deposit Account, as required by Section 4.11 (i) of the Credit Agreement.

In light of the foregoing, the Agent hereby DEMANDS that the Borrower immediately (i) provide a written accounting of all proceeds it has received with respect to the Residual Accounts from December 1, 2014 to the present; and (ii) deposit all proceeds that it has received from the Residual Accounts into the Residual Account Deposit Account.

The Agent and the Lenders have certain rights and remedies with respect to the Existing Events of Default under the terms of the Credit Agreement and the other Loan Documents as well as applicable law, including, without limitation, the right to exercise any other remedies available under the Credit Agreement (including, without limitation, under Section 7.2 thereof) and the other Loan Documents, at law or in equity.  The Agent and the Lenders are presently evaluating all available courses of action that may be available under the Credit Agreement, the other Loan Documents, at law. or in equity. Accordingly, without waiving the Existing Events of Default, the Agent and the Lenders reserve all of their rights and remedies under the Credit

Agreement, the Intercreditor Agreement, the other Loan Documents and applicable law.

The Agent's and the Lenders' voluntary forbearance, if any, from exercising any of their rights, remedies, claims or causes of action is not intended (and should not be construed) as a waiver of the Existing Events of Default or of the Agent's and the Lenders' rights and remedies with respect thereto, all of which are hereby reserved and preserved in their entirety.

This letter is not intended to establish a custom or course of dealing (including as a result of providing any notice to the Credit Parties hereunder that is not otherwise required notice under the Loan Documents) and does not waive, limit or postpone any of the liabilities or obligations of the Borrower or the other Credit Parties  under the Credit Agreement or any other Loan Documents or otherwise. and any discussion that has occurred or that may hereafter occur shall not be deemed to be a waiver, limitation or postponement of any of the Agent's or Lenders' rights and remedies under the Credit Agreement and the other Loan Documents, under applicable law or at equity, all of which rights and remedies are expressly reserved to the fullest extent by such parties.

Nothing contained in, or omitted from, this letter shall constitute an amendment or waiver by the Agent or any Lender of any provision of the Credit Agreement or any other Loan Documents, and all provisions of the Credit Agreement and the other Loan Documents shall remain in full force and effect.  The Agent's and Lenders' failure to exercise, or delay in exercising, any right, remedy, power or privilege under the Credit Agreement and the other Loan Documents shall not operate as a waiver or amendment thereof or waive, affect or diminish any right of the Agent and the Lenders  thereafter to demand strict compliance and performance therewith. The delivery by the Agent of this letter shall not constitute or create a right to notice or demand on any future occasion.

Very truly yours,

SALUS CAPITAL PARTNERS, LLC,
As Agent

By:	/s/ Kyle C. Shonak
Name:	Kyle C. Shonak
Title:	Executive Vice President

cc:	Mr. Kevin P. Genda (via email and overnight mail)
875 Third Avenue
New York, New York 10022
kgenda@cerberuscapital.QOlll

Frederic L. Ragucci (via email and overnight mail)
Schulte Roth & Zabel LLP
919 Third Avenve New York, NY 10022 frederio.ra.gllcci@srz.com

John E. Mazey, Esq. (via email and overnight mail)
Jones Day LLP
2727 North Harwood Street Dallas, Texas 75201 1515 jemazey@jonesday.com

Choate, Hall & Stewart LLP (via email only)
Attention: John F. Ventola
Email: jventola@choate.com

Cantor Fitzgerald Securities (via email and overnight mail)
110 East 59t11 Street
New York, New York 10022
Attention: Nils Homing
Facsimile: (646) 219-1188

Cantor Fitzgerald Securities (via email and overnight mail)
900 West Trade Street, Suite 725
Charlotte, North Carolina 28202
Attention: Bobbie Young
Facsimile: (646) 390-1764

Kaye Scholer LLP (via email and overnight mail)
250 West 55th Street
New York, NY 10019-9710
Attention: H. Stephen Castro
Facsimile: (212) 836-6360

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